Exhibit 99.1

             Golden Star Reports Second Quarter Results;
           Construction Started on Bogoso Expansion Project

    DENVER--(BUSINESS WIRE)--Aug. 3, 2005--Golden Star Resources Ltd. (AMEX:GSS) (TSX:GSC) today announced a net loss of $(3.6) million, or $(0.025) per share, on gold sales revenue of $25.0 million for the second quarter of 2005 from the operation of its two mines in Ghana, West Africa. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

    SECOND QUARTER 2005 HIGHLIGHTS

    -- Total revenues of $25.0 million from gold sales of 53,938 ounces at an average realized gold price of $429 per ounce.

    -- Bogoso/Prestea sold 33,199 ounces of gold produced at an average cash operating cost of $282 per ounce, continuing the downward trend in costs of the past two quarters.

    -- Wassa sold 20,739 ounces of gold produced at an average cash operating cost of $472 per ounce. Costs dramatically improved in June to an average of $333 per ounce following completion of the power line to connect the property to the national power grid. The connection has resulted in lower power costs and more efficient operation of the processing plant due to less interruption in power supply. Cash costs are expected to continue improving in the second half of the year compared to June's lower costs.

    -- On April 15, we sold $50 million of senior unsecured convertible notes, maturing on April 15, 2009, to a private investment fund. The notes were issued at par, bear interest at 6.85% and are convertible to common shares at $4.50 per share, a 48% premium to the closing price of the common shares on the American Stock Exchange on April 5, 2005, when the deal was announced. Proceeds will be used for the Bogoso sulfide expansion project and for general corporate purposes.

    -- Environmental permits for the Bogoso sulfide expansion project were obtained in early June and construction on the project formally commenced on June 13.

    -- During the second quarter we purchased put options locking in an average gold floor-price of $409.75 per ounce for 140,000 ounces. The puts provide down-side price protection for operational cash flows during the construction period of the Bogoso sulfide expansion project construction period without limiting up-side potential. The put options expire over the next two years and we expect to purchase additional puts in the next few months.

    -- During the second quarter we established currency exchange forward contracts for 126 million South African rand at an average exchange rate of 6.66 rand per dollar, and 4.0 million euros at an average exchange rate of 1.25 dollars per euro. These hedges limit the potential impact of unfavorable foreign currency fluctuations on the cost of equipment and services we expect to acquire from South African and European vendors during the construction phase of the Bogoso sulfide expansion project.

    FINANCIAL AND OPERATIONAL SUMMARY

    Second Quarter

    During the three months ended June 30, 2005, we incurred a net loss of $(3.6) million or $(0.025) per share on revenues of $25.0 million, versus net income of $1.1 million or $0.008 per share on revenues of $16.5 million during the three months ended June 30, 2004. While gold revenues were $7.9 million higher than in the same period of 2004, due mainly to the commencement of production at Wassa and higher realized gold prices, mine operating costs were $11.5 million higher, due mainly to the commencement of operations at Wassa.
    The major factors contributing to the $4.7 million reduction in quarterly net income from a year earlier include a $2.7 million operating loss at Wassa, $0.2 million of restructuring costs for our subsidiary EURO Ressources SA (formerly known as Guyanor Ressources
SA), a $0.5 million mark-to-market loss on derivatives, a $0.8 million increase in interest expense being primarily interest on the convertible notes and a $0.4 million increase in mark-to-market foreign exchange losses.
    These higher costs and losses were partly offset by the $1.8 million of operating profit at Bogoso/Prestea, a $0.5 million increase in royalty and interest income and a $0.6 million reduction in stock option expense.
    Realized gold prices averaged $429 per ounce for the second quarter of 2005, a 7.5% increase from the $399 per ounce realized in the same quarter of 2004.

    Six Months Ended June 30, 2005

    During the six months ended June 30, 2005, we incurred a net loss of $(4.9) million or $(0.035) per share on revenues of $43.0 million, versus net income of $6.3 million or $0.047 per share on revenues of $36.4 million during the first six months of 2004. While gold revenues were $5.3 million higher than in the same period of 2004, due mostly to the new production from Wassa and higher realized gold prices, operating costs were $14.4 million higher, due mostly to the commencement of operations at Wassa.
    The major factors contributing to the $11.2 million swing from a net income position in the first six months of 2004 to a net loss in the first six months of 2005 include $7.0 million less operating income at Bogoso/Prestea, a current-year $2.7 million operating loss at Wassa, a $1.1 million impairment write-off of an exploration project, $0.5 million of restructuring costs for our subsidiary EURO Ressources, a $0.5 million mark-to-market loss on derivatives and a $0.8 million increase in interest expense.
    These higher costs were partly offset by $3.6 million of operating earnings at Bogoso/Prestea and a $1.3 million increase in royalty and interest income.
    Realized gold prices averaged $428 per ounce for the first six months of 2005, a 5.9% increase from the $404 per ounce realized in the same quarter of 2004.


CONSOLIDATED FINANCIAL RESULTS
                                 Three months ended  Six months ended
                                      June 30,           June 30,
                                 ------------------  ----------------
                                   2005      2004      2005      2004
----------------------------------------------------------------------
Gold sold (oz)                   53,938    38,805    93,103    86,007
----------------------------------------------------------------------
Average price realized ($/oz)       429       399       428       404
----------------------------------------------------------------------
Cash flow from (used in)
 operations ($ thousands)        (6,732)    5,675    (3,098)   11,681
----------------------------------------------------------------------
Total revenues ($ thousands)     24,691    16,494    43,049    36,351
----------------------------------------------------------------------
Net income/(loss) ($ thousands)  (3,574)    1,115    (4,939)    6,309
----------------------------------------------------------------------
Net income/(loss) per share -
 basic ($)                       (0.025)    0.008    (0.035)    0.047
----------------------------------------------------------------------
Average shares outstanding
 (millions)                       142.4     136.7     142.4     134.9
----------------------------------------------------------------------

    CASH AND CASH FLOW

    Our cash, cash equivalents and short-term investments balance stood at $60.9 million at June 30, 2005, up from approximately $51.7 million at the end of 2004. Operating activities used approximately $3.1 million of cash during the first six months of 2005, mostly related to start-up of the Wassa operation where $6.2 million was used to build operating inventories, accounts receivable and other current assets, and to reduce payables. Without the start-up related increases in working capital at Wassa, consolidated operations would have generated $3.1 million of cash in the first six months of 2005, despite higher operating costs. The $3.1 million of cash used in operations in the first six months compares to $11.7 million of operating cash flow provided by operations in the same period of 2004. Capital projects totaled $48.1 million during the first six months of 2005, up from $25.7 million in the same period of 2004. Completion of the plant and power line connection at Wassa, the purchase of additional mining equipment, work on the Bogoso sulfide expansion project and exploration spending were the major areas of capital investment in the quarter.
    In April, the $25 million equipment financing credit facility from a mining equipment supplier was renewed. The facility provides credit for new and used mining equipment.
    On April 15, we sold $50 million of senior unsecured convertible notes, maturing on April 15, 2009, to a private investment fund. The proceeds are being used for the Bogoso sulfide expansion project and for general corporate purposes.

    BOGOSO/PRESTEA

    Bogoso/Prestea sold 33,199 ounces of gold during the second quarter of 2005, down from 38,805 ounces in the same period of 2004. The major factor contributing to the lower gold output was a change in ore type from a year ago. The non-refractory sulfide ores and the transition ores processed in the second quarter of 2005 were significantly harder and more difficult to treat than the softer oxide ore treated in the second quarter of 2004. The increased hardness resulted in lower mill throughput and higher operating costs, and the more complex metallurgy resulted in lower gold recoveries and higher reagent usage than in the second quarter of 2004. As a result of the harder ore, we experienced increases in electric power usage, explosives, drilling supplies and equipment maintenance. Rising costs for fuel, reagents and other commodities were also a significant factor in the overall cost increase.


BOGOSO/PRESTEA OPERATING RESULTS

                                 Three months ended  Six months ended
                                      June 30,           June 30,
                                 ------------------  ----------------
                                   2005      2004      2005      2004
----------------------------------------------------------------------
Ore mined (t)                   508,685   311,714   908,829   687,300
----------------------------------------------------------------------
Waste mined (t)               2,601,968 1,766,400 4,693,221 3,793,360
----------------------------------------------------------------------
Ore milled (t)                  378,259   421,289   769,553   935,725
----------------------------------------------------------------------
Grade milled (g/t)                 4.54      3.51      4.55      3.64
----------------------------------------------------------------------
Recovery (%)                       59.3      63.8      60.4      73.7
----------------------------------------------------------------------
Gold sold (oz)                   33,199    38,805    72,364    86,007
----------------------------------------------------------------------
Cash operating cost ($/oz) (1)      282       251       289       213
----------------------------------------------------------------------
Royalties ($/oz)                     13        12        13        12
----------------------------------------------------------------------
Total cash cost ($/oz) (1)          295       263       302       225
----------------------------------------------------------------------

1. See note on non-GAAP financial measures below.

    The lower gold output and higher mine operating costs in the second quarter of 2005 resulted in a significant increase in unit costs versus the second quarter of 2004. Cash operating costs averaged $282 per ounce, compared to $251 per ounce in the second quarter of 2004, and total cash costs averaged $295 per ounce, up from $263 per ounce in the second quarter of 2004. Depreciation and amortization were essentially unchanged from a year earlier.
    The Bogoso processing plant processed an average of 4,156 tonnes per day at an average grade of 4.54 grams per tonne, as compared to 4,630 tonnes per day at 3.51 grams per tonne in the same period in 2004. During the quarter gold recovery dropped to 59% from 64% in the second quarter of 2004 due to the non-refractory sulfide ores and the transition ores which typically have lower recoveries than the oxide ores milled in the second quarter of 2004.
    We expect gold production at Bogoso/Prestea of approximately 140,000 ounces in 2005 at a projected cash operating cost of $260 to $280 per ounce.

    WASSA

    The Wassa mine was deemed to have achieved commercial production on April 1, after completing its commissioning and testing phase. Wassa shipped and sold 20,739 ounces of gold during the second quarter, receiving an average price of $430 per ounce. Processing plant throughput totaled 813,624 tonnes (an average of 8,941 tonnes per day) at an average grade of 1.08 grams per tonne with a recovery of 86.8%. Feed to the Wassa plant consisted of 670,361 tonnes of pit ore averaging 1.14 grams per tonne and 143,263 tonnes of previous heap-leach materials that averaged 0.77 grams per tonne. Ore mined from the open pits totaled 688,243 tonnes at an average grade of 1.09 grams per tonne.
    Prior to early June, plant operations were impacted by the lack of continuity, availability and the cost of power from our diesel-driven powerhouse which resulted in the recovery plant operating at less than its designed capacity. Use of the temporary powerhouse was required following a contractor delay in completing the connection to the national power grid. Lower plant throughput capacity, combined with the expected lower grade in the upper levels of the Wassa open pit, contributed to lower overall production. Lower gold production and high power costs were the main reasons for the high cash operating costs during the second quarter of $472 per ounce. Total cash costs averaged $487 per ounce in the quarter.
    In June, after the connection to the national power grid, cash operating costs per ounce fell to an average of $333 per ounce. Further reductions are expected in the second half of 2005 due to the significantly lower-cost and more reliable grid power, new mining equipment, and expected increases in grades deeper in the pit. We also anticipate plant throughput rates in the second half 2005 in excess of the 10,000 tonnes per day designed plant capacity. Although the average mill throughput rate for the second quarter was 8,941 tonnes per day, the throughput in June and July, since the connection to the power grid, has averaged 10,386 tonnes per day and 12,073 tonnes per day, respectively.


WASSA OPERATING RESULTS
(After April 1, 2005 start-up)
                                 Three months ended  Six months ended
                                      June 30            June 30
                                 ------------------  ----------------
                                   2005      2004      2005      2004
----------------------------------------------------------------------
Ore mined (t)                   688,243         -   688,243         -
----------------------------------------------------------------------
Waste mined (t)               1,985,833         - 1,985,833         -
----------------------------------------------------------------------
Material processed (t)          813,624         -   813,624         -
----------------------------------------------------------------------
Grade milled (g/t)                 1.08         -      1.08         -
----------------------------------------------------------------------
Recovery (%)                       86.8         -      86.8         -
----------------------------------------------------------------------
Gold sold (oz)                   20,739         -    20,739         -
----------------------------------------------------------------------
Cash operating cost ($/oz) (1)      472         -       472         -
----------------------------------------------------------------------
Royalties ($/oz)                     16         -        16         -
----------------------------------------------------------------------
Total cash cost ($/oz) (1)          487         -       487         -
----------------------------------------------------------------------

1. See note on non-GAAP financial measures below.

    We expect gold production at Wassa of approximately 80,000 ounces for the nine months of commercial production in 2005, at an average cash operating cost of about $330 per ounce.

    EXPANSION AT BOGOSO/PRESTEA

    Planning, engineering and ordering of long-lead-time items for the Bogoso sulfide expansion project proceeded throughout the first six months of 2005. Environmental permits were received in the second quarter, followed by construction approval from the Board of Directors. The project is designed to expand the existing Bogoso processing facility by adding a sulfide processing plant utilizing the BIOX(R) bio-oxidation process. The sulfide plant would have a capacity of up to 3.5 million tonnes per year of refractory sulfide ore, increasing the total capacity up to 5.0 million tonnes per year when including the oxide plant. Construction of the sulfide project commenced on June 13, 2005, and is expected to take 15 to 18 months to complete. We estimate the expansion will have a total capital cost, inclusive of additional mining equipment, of approximately $115 to $125 million.
    The design and construction of the expansion project is being managed by GRD Minproc on an engineering, procurement and construction management basis. The EPCM contract is expected to be finalized in the third quarter, while work is currently proceeding based on a letter of intent signed in February. We expect that detailed design will be completed in the third quarter. A contract for the concrete foundation work was awarded in May and mobilization is proceeding.
    As at December 31, 2004, we had proven and probable refractory reserves at Bogoso/Prestea (including Mampon) of approximately 21.2 million tonnes at an average grade of 2.89 grams per tonne. Gold production from the Bogoso sulfide processing plant, following completion of the expansion project which is designed to process these refractory ores, is expected to average approximately 270,000 ounces per annum and to vary between 260,000 to 290,000 ounces per annum at an average cash operating cost between $250 to $270 per ounce. Estimated gold recoveries from the BIOX(R) process are expected to average 86% and vary between 78% and 88%.
    The existing 1.5 million-tonne per year Bogoso oxide processing plant will be unaffected by the expansion project. Continuing production from this plant will reduce the risk at Bogoso/Prestea of a period without operating cash flow during the commissioning phase of the sulfide plant. As a result of keeping the oxide plant at Bogoso, a decision was made in early 2005 not to develop a separate oxide ore processing facility at Bondaye, south of Prestea. Instead, it is intended to transport oxide ore from Bondaye and other locations north and west of Bogoso to the Bogoso oxide plant. Operation of the oxide and sulfide processing plants in a single centralized complex is expected to streamline the management structure and result in reduced general and administrative costs which should offset the cost of transporting the oxide ores.
    As at December 31, 2004, we had proven and probable oxide and non-refractory reserves at Bogoso/Prestea (including Mampon) of approximately 10.6 million tonnes at an average grade of 2.93 grams per tonne. The oxide plant at Bogoso is expected to produce gold at its historical rate of between 100,000 and 150,000 ounces per annum at an average cash operating cost between $200 and $250 per ounce.

    2007 PRODUCTION AND CASH OPERATING COSTS ESTIMATES

    Following the expansion at Bogoso/Prestea, as detailed above, and assuming a full year of production from the Bogoso sulfide plant in 2007, we expect Golden Star's production to increase to in excess of 500,000 ounces in 2007, as shown in the table below:


Plant/Mine         2007 Estimated Production and Estimated Cost Ranges
----------------------------------------------------------------------
Bogoso/Prestea                100,000 to 150,000 ounces
 Oxide                          $200 to $250 per ounce
----------------------------------------------------------------------
Bogoso/Prestea                260,000 to 290,000 ounces
 Sulfide                        $250 to $270 per ounce
----------------------------------------------------------------------
Total Bogoso/Prestea          360,000 to 440,000 ounces
                                $230 to $260 per ounce
----------------------------------------------------------------------
Wassa                          Approx. 140,000 ounces
                                $200 to $220 per ounce
----------------------------------------------------------------------
Total Company                 500,000 to 580,000 ounces
                                $225 to $255 per ounce
----------------------------------------------------------------------

    ILLEGAL MINING AT PRESTEA

    In February 2005, Ghana Government authorities resolved, with the support of the Chamber of Mines and other stakeholders, that illegal mining would not be tolerated in the country and notice was given to illegal miners nationwide that they are to cease all illegal mining operations. Alternative areas have been proposed for the miners to operate legally. The Government targeted illegal miners who are operating on our Bogoso/Prestea property and it has undertaken to use its security agencies to remove them if they do not voluntarily depart. The notice period given to the illegal miners has expired and we expect Government security forces to commence the process of removing them.
    The Ghanaian Minister for Lands, Forestry and Mines has commenced an initiative to simplify the process for persons to become legitimate small scale miners and to identify suitable areas for legitimate small scale mining. Several areas, which are outside the Company's property holdings, have been designated by the Ghana Minerals Commission for such purposes. The Government and its agencies have also carried out educational programs for the illegal miners and the nearby communities relating to the negative social, health and environmental impacts of illegal mining. The program also makes illegal miners aware of the Government's small scale mining initiative and educates them on environmental and safety issues.
    We are working closely with the Ghana Government security agencies to reduce tensions in the area and to reduce the risk of an escalation of the situation and possible injury to people and damage to property. However, the actions proposed by the Government have caused unrest in the community at Prestea resulting in a number of protests and demonstrations during which violence has been threatened and during which illegal miners have entered our pits where they damaged property and removed high-grade ore.
    Due to security concerns and the Company's policy of avoiding unnecessary confrontation, we have had limited access to many of the areas where the illegal mining is occurring. Exploration in these areas will commence once the illegal miners have been removed. At that time we will also carry out a comprehensive survey of the environmental degradation caused by the illegal miners and the impact on our mineral resources and reserves in the area.

    EXPLORATION

    Ghana

    We spent approximately $7.3 million on exploration activities in Ghana during the first six months of 2005, including $1.3 million at Wassa, $2.3 million at the Prestea Underground, $2.5 million on sulfide targets at Bogoso/Prestea and $1.2 million on exploration projects outside the immediate Bogoso/Prestea and Wassa areas. Overall, we plan to spend approximately $13 million on exploration activities in Ghana during 2005.
    We continued drilling on the Bogoso concession during the first six months of 2005 to identify and establish sulfide mineralization below the old oxide pits. This work has confirmed that mineralization under the oxide pits immediately to the north of Bogoso continues below the current optimized pits. Drilling beneath the Chujah and Dumase pits continued to infill the inferred sulfide resource. Drill results thus far have confirmed our estimates with numerous intercepts within the inferred resource envelope in the 10 to 50 meter range with grades from 2.5 to 5 grams per tonne, upgrading a large part of these resources to the indicated resource category.
    Exploration on the Dunkwa concessions during the second quarter concentrated on drilling at Mampon. Core drilling further tested the resource potential along strike of the known mineralization and collected samples for metallurgical and geotechnical evaluation. The high-grade intersections drilled by the previous owner were confirmed by the metallurgical drilling, including intersections of up to 19 meters at 12 grams per tonne. Drilling to date has failed to identify extensions to known mineralization along strike to the north and south. Preparation has commenced for drilling in the southern part of the Asikuma license in the third quarter.
    Exploration on the Prestea Underground continues on several levels. Drilling on the Main Reef targets Levels 8, 10 and 17 (approximately 300, 400 and 625 meters below surface respectively) intersected grades in the range of 3 to 11 grams per tonne gold over widths between 1 and 1.5 meters. Channel sampling at 5-meter spacing along the strike of the West Reef at 625 meters depth on the reef drive has again returned some impressive results, with high-grade portions averaging 2.2 meters wide and grading 80 grams per tonne gold over a strike length of up to 40 meters. Drilling of the hanging-wall zone below the Plant-North pit at 300 meters depth has returned typically wider intersections at lower grade (9 to 12 meters at grades of 2.5 to 3.5 grams per tonne of gold) and is more associated with disseminated sulfides rather than discrete reefs. The Bondaye deep hole and a daughter hole (a second hole wedged off from the main hole at depth) were completed during the second quarter, reaching the graphitic shear zone target at a depth of 1,504 meters. While the shear zone was identified in the core, gold grades and quartz veining were minimal. There are no plans for additional deep drilling in this area.
    A resource core-drilling program commenced on the Akropong trend area west of Bogoso during the second quarter in the locations known as Pampe and Riyadh. Drilling earlier in the year identified a mineralized zone with approximately one kilometer of strike length extending to depths of up to 175 meters. Upon completion of this program we intend to conduct an independent pre-feasibility study to determine the economic viability of extracting these deposits and processing them at Bogoso. This will determine whether we exercise our option to purchase the concessions from the current owners.
    Exploration at Wassa during the second quarter mainly involved drilling to test geophysical and geochemical anomalies along the two parallel trends extending to the south. Drilling to date has generally intersected moderate grades between 0.5 to 1.5 grams per tonne, with occasional higher grades and wider zones. The initial phase of wide-spaced, 200-meter by 50-meter drilling has been completed and follow-up drilling is underway to test identified anomalies.

    Other African Exploration Projects

    We have an option to acquire a 100% interest in the 2,012 square kilometer Afema project in south east Cote d'Ivoire by the payment of $1.5 million by September 30, 2005. Afema covers an area of prospective Birimian rocks which represent the extension of the Sefwi Belt meta-volcanics and the Kumasi Basin meta-sedimentary rocks from Ghana into Cote d'Ivoire. In Ghana this 'belt-basin' contact hosts the multi-million-ounce Chirano and Bibiani gold deposits. We are currently carrying out due diligence including a complete data review and a broad soil geochemical program at an estimated cost of $500,000.
    In Sierra Leone, our partner, Mano River Resources Inc., completed a regional soil geochemistry program. Results are expected in the third quarter.

    South American Exploration Projects

    A core drilling program was completed in the second quarter on a gold-in-soil anomaly at our Saramacca property in Suriname after drilling 1,315 meters. Although the gold mineralization is discontinuous and narrower than expected, there are several open-ended intercepts of high grade mineralization that require follow-up. Further analysis of the drilling data is underway and this will indicate the direction of future work on the property.
    A soil sampling program continued on our 466-square-kilometer Bon Espoir exploration property in French Guiana in the second quarter and to date 11 kilometers of base line have been cut and 32 kilometers of cross lines sampled, identifying zones of anomalous low-level gold and arsenic that require further examination. Bon Espoir is located north of our Paul Isnard property in a geological setting interpreted by us as having many similarities to the Ashanti Trend in Ghana.

    SUMMARY FINANCIAL STATEMENTS

    The following information is summarized from the Company's unaudited consolidated financial statements and notes thereto, prepared in accordance with Canadian GAAP, in our Form 10-Q, which we intend to file with the SEC today.


Condensed Consolidated Balance Sheets
(in thousands)
                                                 As of       As of
                                                June 30,  December 31,
                                                 2005        2004
----------------------------------------------------------------------
Cash                                            $18,386     $12,877
Other current assets                             79,827      65,969
Property, plant and equipment                    70,457      28,653
Deferred exploration                              8,432       7,452
Mining properties                               110,072      74,197
Mine construction-in-progress                     7,217      51,159
Other assets                                     15,703      11,853
                                                -------------------
Total assets                                   $310,094    $252,160
----------------------------------------------------------------------

Current liabilities                             $22,869     $17,480
Long term debt                                   53,172       1,707
Asset retirement obligations and other
 liabilities                                     10,339       8,660
Minority interest                                 6,733       6,353
Shareholders' equity                            216,981     217,960
                                                -------------------
Total liabilities and shareholders' equity     $310,094    $252,160
----------------------------------------------------------------------


Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
                                           For the six months ended
                                                    June 30,
----------------------------------------------------------------------
                                               2005          2004
----------------------------------------------------------------------
Total revenues                              $43,049       $36,351
Mining operations expense                    31,966        19,315
Depreciation, depletion and amortization      5,913         4,223
General and administrative expenses,
 including option expense                     5,057         4,052
Foreign exchange loss                           843           626
Other expenses                                3,367           789
                                            --------------------------
Net income/(loss) before minority interest   (4,097)        7,346
Minority interest                              (380)       (1,037)
                                            --------------------------
Net income/(loss) before tax                 (4,477)        6,309
Income tax expense                             (462)            -
                                            --------------------------
Net income/(loss) before income tax         $(4,939)       $6,309
                                            --------------------------
Earnings/(loss) per share - basic           $(0.035)       $0.047
Earnings/(loss) per share - diluted         $(0.035)       $0.044
----------------------------------------------------------------------


Condensed Consolidated Statements of Cash Flows
(in thousands)
                                           For the six months ended
                                                    June 30,
----------------------------------------------------------------------
                                               2005           2004
----------------------------------------------------------------------
Cash provided by/(used in) operations       $(3,098)        $11,681
Cash used in investing activities           (48,068)       (25,698)
Cash provided by financing activities        56,675          9,882
                                            --------------------------
Increase/(decrease) in cash and cash
 equivalents                                  5,509         (4,135)
                                            --------------------------
Cash and cash equivalents at end of period  $18,386        $85,835
----------------------------------------------------------------------

    COMPANY PROFILE

    Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, the Company has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Production is expected to increase to over 500,000 ounces in 2007, compared to expected production of approximately 220,000 ounces in 2005. Golden Star has approximately 142.9 million common shares outstanding.

    Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated financing, expansion plans for Bogoso/Prestea, construction cost estimates, construction completion dates, equipment requirements and acquisitions, production, production commencement dates, cash operating costs, grade, processing capacity, recoveries, anticipated hedging activities, results of feasibility and technical studies, development, costs, expenditures, and exploration activities and expenditures. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.

    Non-GAAP Financial Measures: In this news release, the terms "total cash cost" and "cash operating cost" are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties and taxes. We have included cash operating cost information to provide purchasers with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

    CONTACT: Golden Star Resources Ltd.
             Peter Bradford, 303-894-4613
             or
             Allan Marter, 303-894-4631
             or
             General Inquiries, 800-553-8436